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                                                                     EXHIBIT 4.3

November 19, 1998

VIA FACSIMILE: 212/262-0596

Joseph M. Rinaldi
Stratum Corp.
1330 Sixth Avenue, 33rd Floor
New York, NY 10019

Re:   Stratum Group Energy Partners, L.P. Loan to
      Venus Development, Inc.
      Settlement of all Obligations


Dear Joe:

Here are the terms of the proposed settlement of all obligations of the Venus companies and of the former Venus Energy Plc shareholders to the Stratum companies that arose out of the Term Loan and Security Master Agreement between Venus Development, Inc., and Stratum Group Energy Partners, L.P. dated October 8, 1996, and the other agreements executed concurrently with that agreement.

In return for a full and final release from those obligations from all of the Stratum entities and their assigns and for a reassignment to Venus Development, Inc., or its designee of all real and personal property interests conveyed, or agreed to be conveyed, to any of the Stratum entities, Venus Exploration, Inc., will issue Stratum Corp. or its designee ("Stratum") One Million One Hundred Thousand (1,100,000) shares of its Common Stock, par value $0.01.

Those securities will be issued without registration under the Securities Act of 1933 and will be restricted securities. As a condition of the settlement offer, Stratum must agree that:

         i) those securities will be acquired for its own account, for investment purposes only, and without any intent to distribute the shares; provided, however, that subject to compliance with applicable securities laws, Stratum may transfer said shares to Stratum's existing partners as a dividend or other similar distribution to partners;


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Mr. Joseph M. Rinaldi
November 19, 1998
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         ii) none of the Venus entities is making any representations or warranties with regard to the shares or the companies' businesses; and

         iii) Stratum is relying solely on the representations and statements made by Venus Exploration, Inc., in its publicly-filed reports made under the Securities Exchange Act of 1934.


The effective date of the settlement is November 12, 1998, and in addition to the return and cancellation of the promissory note, the documents that are required to complete the settlement transaction include, without limitation, the following:

         a) Reassignment to Venus Development, Inc., of all overriding royalty interests assigned to Stratum Group Energy Partners, L.P.;

         b)       Cancellation of Hydrocarbon Purchase and Sale Option
                  Agreements

         c)       Release of Mortgage and Deed of Trust

         d) Mutual releases by Stratum and the Venus companies of all claims, causes of action and other liabilities against the other under or related to the Term Loan and Security Master Agreement and any related documents and/or transactions

         e)       UCC-3's for all states and counties

         f)       Letters in Lieu of Transfer Orders

         g)       Release of Assignment of Proceeds

         h)       Termination of Swap Agreements



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Mr. Joseph M. Rinaldi
November 19, 1998
Page 3


         i) Assignment of Amended and Restated Equity Conversion Agreement dated May 21, 1997, between The New Venus Exploration, Inc., and Stratum Group, L.P.

         j) Assignment of Rights under Escrow Agreement dated May 21, 1997, among Frost National Bank, Stratum Group, L.P., The New Venus Exploration, Inc., and Venus Oil Company

         k)       Cancellation of Stock Pledge and Security Agreement

         l) Termination of Energy Risk Management Association Master Energy Price Swap Agreement

         m) Various filings and agreements necessary for compliance with state and federal securities laws and regulations

         n) Registration Rights Agreement containing customary terms and conditions and including the following terms:

                  (i) Venus Exploration, Inc. will file a registration statement covering the resale of the shares within 90 days following the consummation of the transaction contemplated hereby and will use its reasonable best efforts to cause the SEC to declare such registration statement effective.

                  (ii) The Registration Rights Agreement will contain provisions prohibiting sales of shares during certain "blackout" periods as required by any underwriter that Venus Exploration, Inc., may engage with regard to any debt or equity transaction under consideration. Those blackout periods will apply to Stratum only if they also apply and are enforced against the directors of Venus Exploration, Inc., and its large shareholders; e.g., Range Resources Corporation.



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Mr. Joseph M. Rinaldi
November 19, 1998
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                  (iii)    Venus Exploration, Inc., will advise Stratum by
                           written notice at least two weeks prior to the filing of any registration statement under the Securities Act of 1933 that covers its Common Stock and, upon Stratum's request, will include in any such registration statement such information as may be required to permit a public offering of these settlement shares. If, in the good faith judgment of the managing underwriter of such public offering, the inclusion of all of the settlement shares covered by a request for registration would reduce the number of shares to be offered by Venus Exploration, Inc., or would interfere with the successful marketing of the shares of stock offered by Venus Exploration, Inc., the number of settlement shares otherwise to be included in the underwritten public offering may be reduced or may be excluded in their entirety if so required by the underwriter, provided that such reduction will be not greater than, on a proportional basis, the reduction experienced by the directors of Venus Exploration, Inc., and its large shareholders; e.g., Range Resources Corporation. If only a portion of the settlement shares is included in the underwritten public offering, those settlement shares that are thus excluded from the underwritten public offering shall be withheld from the market by Stratum for the period that the managing underwriter reasonably determines is necessary in order to effect the underwritten public offering. Stratum will be required to withhold those shares from the market only to the extent that the directors of Venus Exploration, Inc., and its large shareholders; e.g., Range Resources Corporation, are equally affected, on a proportional basis, by such direction to withhold. Furthermore, if the managing underwriter requires a shorter withholding period for the directors of Venus Exploration, Inc., and its large shareholders, that shorter period will also apply to Stratum.


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Mr. Joseph M. Rinaldi
November 19, 1998
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                           Venus Exploration, Inc., will bear the entire cost
                           and expense of any registration of securities initiated by it under Subsection (n)(iii) notwithstanding that the settlement shares may be included in any such registration. Stratum will, however, bear the fees of its own counsel and any registration fees, transfer taxes or underwriting discounts or commissions applicable to the settlement shares.

                  (iv) If Stratum and its affiliates beneficially own less than 5% of the outstanding shares of Common Stock of Venus Exploration, Inc., the blackout period and withhold-from-market requirements described in Subsection (n)(ii) and Subsection (n)(iii) will be waived by Venus Exploration, Inc.

It is agreed that Stratum and all of its affiliates and assigns will reassign to Venus Development, Inc., or its designee all rights and property acquired as a result of the Term Loan and Security Master Agreement, and nothing will be retained by Stratum, its affiliates or assigns, provided that Stratum will retain the rights to indemnification to which it is entitled under Section 10.5 of the Term Loan and Security Master Agreement.

If you agree with this settlement offer on the terms included, please countersign this letter in the space provided below and return a copy to me as evidence of your acceptance. Upon that acceptance, we will begin drafting the various releases, assignments and other instruments necessary to document the agreement. Unless such releases, assignments and other instruments are fully executed and delivered on or before November 30, 1998, this settlement will be of no force and effect, and the Venus companies and Stratum will be restored to their respective positions that they occupied prior to this settlement.

This settlement offer will expire on November 19, 1998, at 5:00 P.M., Central Standard Time, and may be withdrawn at any time before receipt of your acceptance as required above.



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Mr. Joseph M. Rinaldi
November 19, 1998
Page 6

Very truly yours,

/s/ JOHN Y. AMES

John Y. Ames
President &
Chief Operating Officer


AGREED AND ACCEPTED:

STRATUM GROUP ENERGY PARTNERS, L.P.,
for itself and its affiliates

By:  STRATUM CORP., its general partner


By:  /s/ JOSEPH M. RINALDI
     ----------------------------------
     Joseph M. Rinaldi, President & CEO